Exhibit 2.1

WAIVER AND CONSENT
THIS WAIVER AND CONSENT (this “Waiver”), dated as of April 19, 2017, is made and entered into by and among Hooper Holmes, Inc., a New York corporation (the “Parent”), Piper Merger Corp., a New York corporation (the “Merger Sub”), Provant Health Solutions, LLC, a Rhode Island limited liability company (the “Company”), and Wellness Holdings, LLC, a Delaware limited liability company and the sole member of the Company (the “Seller”).
RECITALS
The Parties to this Waiver are all the parties to that certain Agreement and Plan of Merger dated as of March 7, 2017 (the “Agreement”), pursuant to which the Merger Sub will be merged with and into the Company in a reverse triangular merger, with the Company surviving such merger (the “Merger”). Capitalized terms not defined in this Waiver have the meanings set forth in the Agreement.
As required by the Agreement, the Parent filed the Form S-4 Registration Statement, including the Parent Proxy Statement, with the SEC to register the issuance of the Parent Shares and to seek approval by the Parent Stockholders of the issuance of the Parent Shares, the Banker Shares (as defined in the Form S-4 Registration Statement), and the Requirement Shares (as defined in the Form S-4 Registration Statement). Developments since the filing of the Form S-4 Registration Statement, including the fact that the market price of the Parent Common Stock has increased only slightly since the public announcement of the proposed Merger, have led the Parent Board to conclude that the Parent will not be able to fulfill its plan to remain listed on the NYSE MKT, which requires the Parent to have at least $6 million of stockholders’ equity by May 8, 2017 and for the 12 months thereafter. If the Parent is not successful in fulfilling the plan, the NYSE MKT has told the Parent that it will institute proceedings to delist the Parent Common Stock involuntarily. After considering all the facts of the situation, the Parent Board has determined, and the Parties agree, that it is in the best interest of the Parent, the Parent Stockholders, and the Parties to delist the Parent Common Stock voluntarily from the NYSE MKT and to cause the Parent Common Stock to be traded on the OTCQX. In light of the fact that the Parent Stockholder Vote was only required by NYSE MKT rules mandating stockholder approval of certain issuances of more than 20% of a listed company’s outstanding securities, the Parties have further agreed to close the Merger after effectiveness of the Parent’s delisting application on Form 25 (the “Form 25”) without seeking or obtaining the Parent Stockholder Vote under the terms set forth in this Waiver.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:
1.Consent. Each Party hereby consents to the following:

(a)    The Parent’s filing of the Form 25 with the SEC to delist the Parent Common Stock from the NYSE MKT and to deregister the Parent Common Stock under Section 12(b) of the Exchange Act, it being understood that the Parent will continue to be subject to filing Parent Reports under Section 12(g) of the Exchange Act following filing of the Form 25;
(b)    The delisting of the Parent Common Stock from the NYSE MKT;
(c)    The commencement of trading of the Parent Common Stock on the OTCQX on the first business day following the delisting from the NYSE MKT;
(d)    The withdrawal of the Form S-4 Registration Statement and the Parent Proxy Statement;
(e)    The closing of the transactions contemplated by the Agreement without seeking or obtaining the Parent Stockholder Vote; and
(f)    The issuance of the Parent Shares, and Broker Shares, and the Requirement Shares in transactions exempt from securities registration under Rule 506 of Regulation D under the Securities Act or otherwise.
2.    Waiver. Each Party hereby waives the compliance of each other Party with, and the performance of each other Party’s obligations under, all representations, warranties, covenants, and conditions set forth in the Agreement to the extent they relate to, require, or are conditioned on any of the following:
(a)    Continued listing of the Parent Common Stock on the NYSE MKT;
(b)    Compliance by the Parent with NYSE MKT rules and regulations;
(c)    Listing the Parent Shares on the NYSE MKT;
(d)    Calling and holding the Parent Stockholders’ Meeting;
(e)    Seeking and securing a favorable Parent Stockholder Vote;
(f)    The filing and effectiveness of the Form S-4 Registration Statement; or
(g)    The filing and mailing of the Parent Proxy Statement.
3.    Limitation on Termination Rights. No Party will have the right to terminate the Agreement under Article VIII thereof on the basis of any of the actions consented to in this Waiver.
4.    Limited Amendment. Except as amended by the terms of this Waiver, the Agreement will remain in full force and effect, without further amendment, from and after the date of this Waiver.

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5.    Entire Agreement. This Waiver, together with the Agreement as modified by this Waiver, and the documents delivered pursuant to the Agreement, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent among the Parties.
6.    Governing Law. This Waiver and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.
7.    Execution in Counterparts; Facsimile. This Waiver may be executed in multiple counterparts (including electronically-transmitted counterparts), each of which shall be considered an original instrument, but all of which shall be considered one (1) and the same agreement, and shall become binding when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties.
(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have caused this Waiver to be executed and delivered as of the day and year first above written.
Hooper Holmes, Inc.

By:     /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

Piper Merger Corp.

By:     /s/ Henry E. Dubois
Name: Henry E. Dubois
Title: Chief Executive Officer and President

Provant Health Solutions, LLC

By:     /s/ Mark Clermont
Name: Mark Clermont
Title: President

Wellness Holdings, LLC

By:     /s/ Frank Bazos
Name: Frank Bazos
Title:

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